EXHIBIT 10.12

Company

2015 Annual Incentive Plan

January 2015

This overview of the Annual Incentive Plan is designed to assist with your understanding of the administration of the Plan. This summary supersedes any previous documents, communications, etc., which you may have received. As with all plans, the Company reserves the right to amend or terminate the Plan at any time for any reason.

I.             INTRODUCTION

The Annual Incentive Plan (hereafter “the Plan”) is designed to align Company and individual/team performance with payment of short term incentives. By creating this alignment, the Plan will mutually encourage maximizing value for the Company’s shareholders and offer corresponding rewards to key employees for their contributions. This is achieved by providing the Plan participants an incentive compensation opportunity for improving operating performance within their areas of responsibility during the “Plan Year” (January 1 — December 31). This document has been developed to promote consistent implementation and administration of the Plan.

II.            PARTICIPATION IN THE PLAN

A.            Participants

Full-time, salaried employees are eligible to participate in the Plan, as approved by the CEO.  Annually, the Product Lines and Corporate departments will recommend participants into the plan, subject to final approval by the CEO.  At the time of approval, a target award level will be determined for the participant. The target award level represents the potential incentive earned when plan performance is equal to 100% of target and is based on a percentage of the participant’s base salary in effect on the first day of the participant’s annual merit increase cycle for the Plan Year. Being a current or past participant in a short term incentive plan does not imply or guarantee participation in the Plan in 2015 or any future years.

B.            New Participants

Incentive-eligible employees who are newly hired and begin work with the Company after January 1 but before October 1, or current employees who are promoted to an incentive-eligible position before October 1, will be eligible to participate in the Plan on a pro-rated basis from their date of hire or date of promotion until the end of the Plan Year.

Employees hired on or after October 1 or employees who are promoted into an incentive-eligible position on or after October 1 will not participate in the Plan until the following Plan Year (subject to the recommendation and approval process described in Paragraph A above).

III.          OPERATING BUSINESS UNITS

The following “Operating Business Units” will be used in 2015 to track and determine financial performance:

Company	Pipe & Precast	Pressure Pipe
Structural Precast	Brick	Roof Tile

Each participant in the Plan will be assigned to one or more Operating Business Units at the beginning of the year for the purpose of calculating incentive payments. The Operating Business Unit(s) to which a participant is assigned should correlate with those sectors of the organization where he/she can have the most impact. Each Operating Business Unit is assigned a financial target — Earnings Before Interest & Taxes Depreciation and Amortization (EBITDA) — which will serve as the basis for measuring financial performance.

IV.          DETERMINATION OF AWARD

A participant’s target award is made up of two components: 1) financial performance and 2) MBO performance, each discussed in more detail below. The relative weight allocated to each component of the award will be determined at the time the target is established and can vary from year-to-year.

A.            Financial Performance

Each participant will have as part of his/her target award, a percentage assigned to the financial performance of his/her respective Operating Business Unit(s). The financial performance metric can range from 40% to 80% of the participant’s target award, with the remainder of the target award determined by MBO performance as described in Paragraph B below.

The financial performance will be measured by the EBITDA of the Operating Business Unit at the conclusion of the Plan Year. At the beginning of the Plan Year, a target EBITDA for each Operating Business Unit will be established. A threshold (the point where financial performance award achievement begins) and a ceiling (the point where financial performance award achievement is maximized) will also be established. If EBITDA achievement is at or below the threshold, the financial performance measure will be 0%. If EBITDA achievement is at or above the ceiling, the financial performance measure will be 200%. EBITDA achievement between the threshold and the target will correlate to a financial performance measure between 0% and 100% on a straight-line basis. Similarly, EBITDA achievement between the target and the ceiling will correlate to a financial performance measure between 100% and 200% on a straight-line basis.

B.                                    MBO Performance

Management by Objectives (MBO) is a fundamental part of Company’s management philosophy and helps create a consistent performance culture with a focus on results. As part of the MBO process, the Company Managing

Board defines the overall Company goals and then managers/supervisors develop goals for their specific areas of responsibility.

Since the achievement of MBO goals play an important part in the Company’s success, they are included as part of the Plan. The weighting of the MBO performance metric can range from 20% to 60% of the participant’s target award, with the remainder of the target award determined by financial performance, as described in Paragraph A above. Management generally sets three to five MBO goals with each individual MBO goal not weighing less than 10% or more than 50% of the MBO performance portion of the participant’s target award. Each MBO goal should be described in an objective manner with respect to performance measurements. The MBO goals will have a cumulative potential measure ranging between 0% and 200% of the portion of the target award assigned to MBO goals. MBO goals must be approved by two levels of management including the participant’s immediate supervisor.

Achievement of the MBO goals will be measured at the conclusion of the Plan Year. The total MBO performance measure will be determined by the number of goals assigned, the respective weighting of each goal, and the actual achievement of each goal.

Some individuals will have unique MBO goals. Others will have MBO Goals which will be team-oriented and tied to the performance of a department or function. It is the responsibility of each department/function head to share the MBO goals with his/her team members whose incentive is tied to these goals and explain how team members can help achieve them.

Plan participants will be notified of the manager/supervisor who is responsible for the MBO goals for their department/function.

C.            Calculation of Declared Award

At the conclusion of each Plan Year, an award will be calculated for each participant in the Plan (the “Declared Award”). The amount of the Declared Award will be determined by a participant’s base salary at the beginning of their merit increase cycle for the Plan Year, participation rate(s), the financial EBITDA performance of the applicable Operating Business Unit(s), and the MBO performance of the individual or group to which the participant is aligned. The amount of this Declared Award will range between 0% and 200% of a participant’s total target award. An example of a Declared Award calculation is illustrated in Appendix A.

To be eligible to receive an incentive award, an employee must have attained performance which “Successfully meets the requirements of the job.”  At lower levels of performance, management reserves the right to modify or eliminate any incentive award.

The award calculated through this process will represent the gross amount of the Declared Award (before any reduction for taxes and other applicable withholdings) and will be denominated and paid in the participant’s local currency.

D.                                  Pro-rated Calculations

Pro-rated adjustments to a participant’s Declared Award could result from any of the following changes a participant may experience during the year:

•      Transfer between Operating Business Units

•      Change of base salary during Plan Year

•      Change of participation rate during Plan Year

•      Change in manager to whom MBO goals are aligned

A pro-rated calculation will also be applied for participants who were newly hired or promoted into an incentive-eligible position during the Plan Year and for participants who take any leave of absence which is greater than 30 days.

In general, pro-rated awards will be determined in the following manner:

Pro-rata calculations will be in whole months (i.e., one twelfth for each month of participation). The calculation will give a full month of credit if, in any given month, the employee was a participant in the Plan for one-half or more of that month (which means the participant was on active payroll or in new position no later than the 15th of the month). For example, a new participant who is added to the Plan on July 10 would be credited for Plan participation from July 1 through December 31.

E.                                   Payments

All Declared Awards must be calculated and approved by the Company prior to being paid. The amount of the Declared Awards will be calculated as soon as practical following the end of the Plan Year and will be paid in cash in a single lump sum payment on or about April 15 following the completion of the Plan Year.

An individual employee must be actively employed and on the Company’s payroll at the time payment is made to be eligible to receive a Declared Award, unless he/she leaves for a Qualified Reason (as defined below).

V.                                  DISPOSITION OF DECLARED AWARD UPON CEASING TO BE ELIGIBLE FOR PLAN PARTICIPATION

Upon ceasing to be eligible for participation in the Plan, the disposition of a participant’s Declared Award shall be as follows:

A.                                  Qualified Reasons

Employees or former employees who are no longer eligible to participate in the Plan for a Qualified Reason will be paid a pro-rata portion of their Declared Award based on the date they ceased to be employed in an incentive-eligible position. Final payment of the pro-rata Declared Award will be made at the same time in and in the same form as other Declared Awards as described in Article IV above.

The following reasons are considered to be “Qualified Reasons” and would entitle an individual to be paid a pro-rata award as described above:

•                  Retirement (in order to be a “Qualified Reason,” the employee must be at least 55 years old and have completed at least 10 years of service on the date of Retirement)

•                  Long Term Disability (eligible to receive benefits under Company’s LTD Plan or Social Security Disability Benefit payments)

•                  Death

•                  Reduction in Force, Elimination of Position, or Sale of Business Unit

•                  Demotion to level not eligible for participation in the Plan

The determination of whether the reason that a participant ceased to be eligible to participate in the Plan is a Qualified Reason shall be made by the Company in its sole discretion.

In the event of a participant’s death, the Declared Award will be paid to the estate of the deceased participant.

Participation in the Plan and all rights under this Plan cease on the employee’s last day of Full Service (as defined below). If an employee’s eligibility ceases for a Qualified Reason, the date used to pro-rate the Declared Award will be the last day of Full Service. The term “Full Service” shall be defined as a period in which the employee is actively reporting for work and performing duties which contribute to the Company meeting its business objectives. For employees who are terminated, the period of Full Service concludes at the end of any statutory notice period required pursuant to the applicable employment standards legislation. Additional periods of salary continuation or additional common law reasonable notice ordered by a court, offered by the company or required by an employment agreement, are not periods of Full Service and therefore, the employee has no rights to any incentive payments or pro-rated Declared Award which may otherwise have accrued or have been paid in respect of these periods.

At the Company’s discretion, payment may be made to the former participant using either actual performance to date or the assumption that the Operating Business Unit(s) will achieve target.

B.                                  Non-Qualified Reasons

Employees or former employees whose employment is terminated for a “Non-Qualified Reason” will not be eligible for any incentive payments.

The following reasons are considered to be “Non-Qualified Reasons” and would not entitle an individual to any additional payouts from the Plan:

•                  Resignation for any reason prior to the calculation and distribution of the award for that year.

•                  Termination of employment For Cause (as defined below).

A “For Cause” termination shall be determined by the Company in its sole discretion. It is typically for any reason other than those listed as “Qualified Reasons.” The list below includes a few examples of “For Cause” reasons. This is not an all-inclusive list. Other reasons may be considered as “For Cause” at the discretion of the Company.

•                  Violation of Company policy

•                  Unacceptable performance

•                  Stealing

•                  Falsifying documents

•                  Willful, unauthorized destruction of Company property, including computer files

•                  Acts or threats of violence against another employee

Participation in the Plan and all rights under this Plan cease on the employee’s last day of Full Service.

The determination of whether the reason that a participant ceased to be eligible to participate in the Plan is a Non-Qualified Reason shall be made by the Company in its sole discretion.

VI.                             MISCELLANEOUS

A.                                    Non-transferability

A participant’s rights under the Plan, including the right to any incentive payments, may not be sold, assigned, pledged, hypothecated or otherwise transferred except, in the event of a participant’s death, to the participant’s estate.

B.                                    Tax Withholding

The Company shall have the right to deduct from any payment made under the Plan an amount sufficient to cover withholding of any federal, state, local, provincial, foreign or other governmental taxes or charges required by law, or such greater amount of withholding as the Company determines in its sole discretion, and to take other such action as may be necessary to satisfy any such withholding obligations.

C.                                    Unfunded Plan

Unless otherwise determined by the Company, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any participant or any other person. To the extent that any participant holds any rights by virtue of an award granted under the Plan, such rights shall constitute general unsecured liabilities of the Company and shall not confer upon any participant the right, title or interest in any assets of the Company.

D.                              No Rights to Declared Award or Continued Employment

No employee shall have any claim or right to be granted a Declared Award under the Plan. The Company has no obligation of uniformity of treatment of participants under the Plan. Unless otherwise determined by the Company, incentive payments received by participants shall not be deemed a part of a participant’s regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan or severance program.

Neither the adoption of the Plan nor the designation of an employee as a participant in the Plan confers upon any employee of the Company or participant in the Plan any right to continued employment with the Company, nor does it interfere in any way with the right of the Company to terminate employment of the employee at any time, free from any claim or liability under the Plan.

E.                                     Amendment and Termination

The Plan may be amended or terminated at any time and from time to time by the Company.

F.                                      Severability

Each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

G.                                    Complete Document

This document is a complete statement of the Plan as of the date hereof and supersedes all prior plans, proposals, representations, promises and inducements, written or oral, relating to the subject matter. The Company shall not be bound or liable to any person for any representation, promise or inducement made which is not embodied in this document or in any authorized written amendment to the Plan.

H.                             Compliance with Law

The Plan is intended to comply with applicable law. Without limiting the foregoing, the Plan is intended to comply with the applicable requirements of section 409A of the Internal Revenue Code, as amended, and its corresponding regulations and related guidance (“Section 409A”) or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A.  Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a participant in the Plan on account of non-compliance with Section 409A.

Appendix A

Example of Annual Incentive Plan Calculation — Declared Award

Employee’s Base Salary (at the beginning of the merit increase cycle for the Plan Year)	$75,000
Target Incentive — 10% of Base Pay	$7,500

Metrics for Incentive Target:
Operating Business Unit Financial Performance	60%
MBO Performance	40%

MBO Performance Goals:
Goal #1	30%
Goal #2	30%
Goal #3	20%
Goal #4	20%

Performance Achievement: (Determined at end of Year)
Operating Business Unit Financial Performance (60% of Target)	Achieved 85%
MBO Performance: (40% of Target)
Goal #1	Achieved 100%
Goal #2	Achieved 90%
Goal #3	Achieved 120%
Goal #4	Achieved 85%

Payout Calculation:
Operating Business Unit Financial Performance
$7,500 x 60% x .85 Achievement	$3,825
MBO Performance
Goal #1 .30 x 100% Achievement	.30
Goal #2 .30 x 90% Achievement	.27
Goal #3 .20 x 120% Achievement	.24
Goal #4 .20 x 85% Achievement	.17
Total MBO Performance	.98
$7,500 x 40% x .98 Achievement	$2,940

Total Incentive Earned	$6,765